Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS FOURTH QUARTER AND FULL-YEAR 2016 FINANCIAL RESULTS

•	Increased net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for fourth quarter and full-year 2016 compared to fourth quarter and full-year 2015

•	Increased gathered volumes, processed volumes and natural gas liquids (NGL) production for fourth quarter 2016 compared to fourth quarter 2015

•	Reduced operation and maintenance and general and administrative expenses for fourth quarter and full-year 2016 compared to fourth quarter and full-year 2015

•	Announced quarterly cash distributions of $0.318 per unit on all outstanding common and subordinated units and $0.625 on all Series A Preferred Units

OKLAHOMA CITY (February 21, 2017) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced financial results for fourth quarter and full-year 2016.

Net income attributable to limited partners was $68 million for fourth quarter 2016, an increase of $3 million, or 5 percent, compared to $65 million for fourth quarter 2015. Net income attributable to common and subordinated units was $59 million for fourth quarter 2016, a decrease of $6 million, or 9 percent, compared to $65 million for fourth quarter 2015. Net cash provided by operating activities was $223 million for fourth quarter 2016, a decrease of $12 million, or 5 percent, compared to $235 million for fourth quarter 2015. Adjusted EBITDA for fourth quarter 2016 was $218 million, an increase of $46 million, or 27 percent, compared to $172 million for fourth quarter 2015. DCF for fourth quarter 2016 was $132 million, an increase of $32 million, or 32 percent, compared to $100 million for fourth quarter 2015.

Net income attributable to limited partners for full-year 2016 was $312 million, an increase of $1,064 million compared to a net loss of $752 million for full-year 2015. Net income attributable to common and subordinated units for full-year 2016 was $290 million, an increase of $1,042 million compared to a net loss of $752 million for full-year 2015. The $752 million net loss attributable to limited partners and to common and subordinated units for full-year 2015 reflects a non-cash impairment of $1,134 million resulting from a $1,087 million non-cash impairment of goodwill and a $47 million non-cash impairment of long-lived assets. Net cash provided by operating activities for full-year 2016 was $721 million, a decrease of $5 million, or 1 percent, compared to $726

Exhibit 99.1

million for full-year 2015. Adjusted EBITDA for full-year 2016 was $873 million, an increase of $72 million, or 9 percent, compared to $801 million for full-year 2015. DCF for full-year 2016 was $639 million, an increase of $101 million, or 19 percent, compared to $538 million for full-year 2015.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and to common and subordinated units for fourth quarter 2016 includes a $21 million loss on derivative activity, a decrease of $37 million compared to a $16 million gain on derivative activity for fourth quarter 2015. The decrease of $37 million is comprised of a decrease in the change in fair value of derivatives of $23 million and a decrease in realized gain on derivatives of $14 million. Enable’s net income attributable to limited partners and to common and subordinated units for full-year 2016 includes a $43 million loss on derivative activity, a decrease of $82 million compared to a $39 million gain on derivative activity for full-year 2015. The decrease of $82 million is comprised of a decrease in the change in fair value of derivatives of $52 million and a decrease in realized gain on derivatives of $30 million. Additional details on derivative instruments and hedging activities can be found in Enable’s 2016 Form 10-K.

Adjusted EBITDA and DCF are non-GAAP financial measures and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

MANAGEMENT PERSPECTIVE

"Despite starting the year with a challenging industry backdrop, I am proud to announce that Enable achieved its 2016 objectives, including exceeding our previously announced 2016 outlook for distributable cash flow and Adjusted EBITDA," said Enable's President and CEO Rod Sailor. "These results are a testament to the talent and dedication of our employees and Enable's continued focus on financial discipline.

"As a result of strong financial performance and demonstrated capital market access, we exited 2016 with a total debt-to-Adjusted EBITDA ratio below 3.5x. In addition, 2016 marked the highest year of distributable cash flow since Enable's formation, which provided distribution coverage of 1.18x for the year.

"As the market environment continues to improve in 2017, we are well-positioned operationally and financially to capitalize on the opportunities ahead of us. Enable's assets are located in some of the most attractive oil and gas plays in the country and we are well-positioned to provide point-to-point solutions to serve growing producer supply and market demand, including the need for gathering, processing and transportation services in the SCOOP and STACK plays. We will remain financially disciplined in 2017, focused on deploying capital efficiently while maintaining a strong balance sheet and consistent distributions to our unitholders."

QUARTERLY DISTRIBUTION

As previously announced, on February 10, 2017, the board of directors of Enable's general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended December 31, 2016. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid February 28, 2017, to unitholders of record at the close of business on February 21, 2017.

Also, as previously announced, the board declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended December 31, 2016. The quarterly cash distribution of $0.625 on all Series A Preferred

Exhibit 99.1

Units outstanding was paid February 15, 2017, to unitholders of record at the close of business on February 10, 2017.

BUSINESS HIGHLIGHTS

In the fourth quarter of 2016, as previously announced, Enable signed a new 10-year, fee-based natural gas gathering and processing agreement with one of the most active producers in the STACK play. The new contract replaced an existing contract with a percent-of-proceeds processing arrangement and supports continued capital developments at returns consistent with Enable's objectives.

Producer activity levels remain strong in the Anadarko and Ark-La-Tex Basins as a result of improving market conditions. In the Anadarko Basin for the fourth quarter of 2016, natural gas gathered and processed volumes grew for the fourth consecutive quarter, while in the Ark-La-Tex Basin for the fourth quarter of 2016, natural gas gathered volumes grew for the fourth consecutive quarter.

As of February 1, 2017, there were 23 active rigs contractually dedicated to Enable’s gas gathering and processing systems in the Anadarko Basin and 10 active rigs contractually dedicated to Enable’s gas gathering and processing systems in the Ark-La-Tex Basin. In addition, as of February 1, 2017, two rigs were actively drilling wells contractually dedicated to Enable’s crude oil gathering systems in the Williston Basin.

Enable's transportation and storage segment also signed new contracts in the fourth quarter of 2016. As previously announced, Enable signed a new 20-year, 228,000 dekatherm per day (Dth/d) firm transportation service agreement with Oklahoma Gas & Electric on the Enable Oklahoma Intrastate Transmission (EOIT) system that is expected to commence in late 2018. In addition, as previously announced, Enable extended two service agreements during the fourth quarter of 2016 with other large power generating customers. Enable Gas Transmission, LLC (EGT) extended an agreement for 126,000 Dth/d of enhanced firm service for four additional years and EOIT extended an agreement for approximately 305,000 Dth/d of firm service for one additional year. These new contract agreements will contribute to Enable's significant firm, fee-based revenues and continue Enable's long-standing customer relationships. The transportation and storage segment also continues to provide residue transportation solutions to the growing SCOOP and STACK plays, and Enable's assets remains well-positioned to support natural gas demand growth in the Mid-continent, Gulf Coast and Southeast regions.

FOURTH QUARTER KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.19 trillion British thermal units per day (TBtu/d) for fourth quarter 2016, an increase of 5 percent compared to 3.04 TBtu/d for fourth quarter 2015. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins. The increase was partially offset by lower gathered volumes in the Arkoma Basin.

Natural gas processed volumes were 1.85 TBtu/d for fourth quarter 2016, an increase of 6 percent compared to 1.75 TBtu/d for fourth quarter 2015. The increase was primarily due to higher processed volumes in the Anadarko Basin.

Gross NGL production was 80.55 thousand barrels per day (MBbl/d) for fourth quarter 2016, an increase of 7 percent compared to 75.18 MBbl/d for fourth quarter 2015. The increase was primarily due to higher NGL production in the Anadarko Basin.

Exhibit 99.1

Crude oil gathered volumes were 21.93 MBbl/d for fourth quarter 2016, a decrease of 5 percent compared to 23.04 MBbl/d for fourth quarter 2015. The decrease was primarily due to inclement weather and producer well shut-ins while completing new wells.

Interstate transportation firm contracted capacity was 7.14 billion cubic feet per day (Bcf/d) for fourth quarter 2016, an increase of 2 percent compared to 7.01 Bcf/d for fourth quarter 2015. The increase was primarily related to the completion of EGT's Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes on a firm basis that were previously transported as interruptible volumes on Enable's intrastate transmission system.

Intrastate transportation average deliveries were 1.71 TBtu/d for fourth quarter 2016, a decrease of 6 percent compared to 1.82 TBtu/d for fourth quarter 2015. The decrease was primarily related to the completion of EGT's Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes that were previously transported by Enable's intrastate transmission system.

FOURTH QUARTER FINANCIAL PERFORMANCE

Revenues were $614 million for fourth quarter 2016, an increase of $48 million compared to $566 million for fourth quarter 2015.

•
Gathering and processing segment revenues were $465 million for fourth quarter 2016, an increase of $81 million compared to $384 million for fourth quarter 2015. The increase in gathering and processing segment revenues was primarily due to an increase in sales of NGLs as a result of higher average NGL prices and NGLs sold, an increase in sales of natural gas as a result of higher average natural gas prices and an increase in natural gas gathering and processing fee revenues due to higher fees and gathered volumes in the Anadarko Basin. These increases were partially offset by changes in the fair value of condensate and NGL derivatives and a decrease in third-party measurement and communication services.

•
Transportation and storage segment revenues were $268 million for fourth quarter 2016, an increase of $11 million compared to $257 million for fourth quarter 2015. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from natural gas sales associated with higher sales volumes and higher average sales prices and an increase in transportation and storage services. These increases were partially offset by changes in the fair value of natural gas derivatives.

Gross margin was $314 million for fourth quarter 2016, a decrease of $11 million compared to $325 million for fourth quarter 2015.

•
Gathering and processing segment gross margin was $192 million for fourth quarter 2016, an increase of $18 million compared to $174 million for fourth quarter 2015. The increase in gathering and processing segment gross margin was primarily due to an increase in processing margins as a result of higher average NGL prices and higher processed volumes in the Anadarko Basin, an increase in natural gas gathering margins as a result of increased gathered volumes primarily in the Anadarko Basin and higher fees in the Anadarko Basin. These increases were partially offset by changes in the fair value of condensate and NGL derivatives and a decrease in third-party measurement and communication services.

•
Transportation and storage segment gross margin was $122 million for fourth quarter 2016, a decrease of $29 million compared to $151 million for fourth quarter 2015. The decrease in transportation and storage

Exhibit 99.1

segment gross margin was primarily due to a decrease in system management activities and changes in the fair value of natural gas derivatives. These decreases were partially offset by an increase in margins from off-system transportation services and an increase in margins from firm transportation services.

Operation and maintenance and general and administrative expenses were $122 million for fourth quarter 2016, a decrease of $9 million compared to $131 million for fourth quarter 2015. The decrease in operation and maintenance and general and administrative expenses was primarily due to lower integration and other contract service costs, lower materials and supplies costs and a reduction in payroll-related costs due to workforce reductions announced in 2015. Additionally, one-time project reimbursements expenses were recognized for the three months ended December 31, 2015, for which there were no comparable expenses in the three months ended December 31, 2016. These decreases were partially offset by an increase in payroll-related costs due to an increase in short-term incentive compensation and an increase in losses on the disposition of assets.

Depreciation and amortization expense was $90 million for fourth quarter 2016, an increase of $5 million compared to $85 million for fourth quarter 2015. The increase in depreciation and amortization expense was due to additional assets placed in service.

Taxes other than income taxes were $15 million for fourth quarter 2016, an increase of $1 million compared to $14 million for fourth quarter 2015. The increase was primarily due to higher estimated ad valorem taxes.

Interest expense was $25 million for fourth quarter 2016, an increase of $1 million compared to $24 million for fourth quarter 2015. The increase was primarily due to higher interest rates on the Enable's outstanding debt and an increase in the amount of outstanding variable rate debt.

Capital expenditures were $94 million for fourth quarter 2016, compared to $215 million for fourth quarter 2015. Expansion capital expenditures were $44 million for fourth quarter 2016, compared to $168 million for fourth quarter 2015. Maintenance capital expenditures were $50 million for fourth quarter 2016, compared to $47 million for fourth quarter 2015.

2017 OUTLOOK

Enable reaffirms the 2017 outlook presented in its third quarter 2016 financial results press release dated November 2, 2016.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 888-632-3382 and the conference call ID is ENBLQ416. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

ANNUAL REPORT

Enable today filed its annual report on the Form 10-K with the U.S. Securities and Exchange Commission.

Exhibit 99.1

The Form 10-K is available to view, print or download from the SEC filings page under the Investor Relations section on the Enable Midstream website, at http://investors.enablemidstream.com.

Unitholders may order a printed copy of the Form 10-K by contacting Enable Midstream Investor Relations at (405) 558-4600 or ir@enablemidstream.com.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,900 miles of gathering pipelines, 14 major processing plants with approximately 2.5 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable's financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding the benefits of contractual arrangements and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$335	$291	$1,172	$1,334
Service revenue	279	275	1,100	1,084
Total Revenues	614	$566	2,272	2,418
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids, excluding depreciation and amortization	300	241	1,017	1,097
Operation and maintenance	92	106	367	419
General and administrative	30	25	98	103
Depreciation and amortization	90	85	338	318
Impairment	1	29	9	1,134
Taxes other than income taxes	15	14	58	59
Total Cost and Expenses	528	500	1,887	3,130
Operating Income (Loss)	86	66	385	(712)
Other Income (Expense):
Interest expense (including expenses from affiliates)	(25)	(24)	(99)	(90)
Equity in earnings of equity method affiliate	6	8	28	29
Other, net	—	—	—	2
Total Other Income (Expense)	(19)	(16)	(71)	(59)
Income (Loss) Before Income Taxes	67	50	314	(771)
Income tax expense (benefit)	(2)	(2)	1	—
Net Income (Loss)	$69	$52	$313	$(771)
Less: Net income (loss) attributable to noncontrolling interest	1	(13)	1	(19)
Net Income (Loss) attributable to limited partners	$68	$65	$312	$(752)
Less: Series A Preferred Unit distributions	9	—	22	—
Net Income (Loss) attributable to common and subordinated units	$59	$65	$290	$(752)

Basic earnings (loss) per unit
Common units	$0.14	$0.15	$0.69	$(1.78)
Subordinated units	$0.14	$0.15	$0.68	$(1.78)
Diluted earnings (loss) per unit
Common units	$0.14	$0.15	$0.69	$(1.78)
Subordinated units	$0.14	$0.15	$0.68	$(1.78)

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Gross Margin to Total Revenues:
Consolidated
Product sales	$335	$291	$1,172	$1,334
Service revenue	279	275	1,100	1,084
Total Revenues	614	566	2,272	2,418
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	300	241	1,017	1,097
Gross margin	$314	$325	$1,255	$1,321

Reportable Segments
Gathering and Processing
Product sales	$322	$243	$1,081	$1,118
Service revenue	143	141	559	545
Total Revenues	465	384	1,640	1,663
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	273	210	915	908
Gross margin	$192	$174	$725	$755

Transportation and Storage
Product sales	$131	$123	$479	$590
Service revenue	137	134	545	542
Total Revenues	268	257	1,024	1,132
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	146	106	492	565
Gross margin	$122	$151	$532	$567

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income (loss) attributable to limited partners and calculation of Distribution coverage ratio:
Net income (loss) attributable to limited partners	$68	$65	$312	$(752)
Add:
Depreciation and amortization expense	90	85	338	318
Interest expense, net of interest income	25	24	99	90
Income tax expense	(2)	(2)	1	—
EBITDA	$181	$172	$750	$(344)
Add:
Distributions from equity method affiliate (1)	3	5	43	42
Non-cash equity based compensation	4	2	13	9
Other non-cash losses (2)	35	6	96	36
Impairments	1	29	9	1,134
Less:
Other non-cash gains (3)	—	(20)	(10)	(27)
Noncontrolling Interest Share of Adjusted EBITDA	—	(14)	—	(20)
Equity in earnings of equity method affiliate	(6)	(8)	(28)	(29)
Adjusted EBITDA	$218	$172	$873	$801
Less:
Series A Preferred Unit distributions (4)	(9)	—	(31)	—
Adjusted interest expense (5)	(27)	(25)	(103)	(102)
Maintenance capital expenditures	(50)	(47)	(101)	(160)
Current income taxes	—	—	1	(1)
Distributable cash flow	$132	$100	$639	$538

Distributions related to common and subordinated unitholders(6)	$137	$134	$539	$534

Distribution coverage ratio	0.96	0.75	1.18	1.01
____________________

1.
Distributions from equity method affiliate includes a $28 million and $34 million return on investment and a $15 million and $8 million return of investment for the years ended December 31, 2016 and 2015, respectively.

2.	Other non-cash losses includes decreases in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets and write-downs of materials and supplies.

3.	Other non-cash gains includes lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory and increases in the fair value of derivatives.

4.
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the quarter and year ended on December 31, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

5.	See below for a reconciliation of Adjusted interest expense to Interest expense.

6.
Represents cash distributions declared for common and subordinated units outstanding as of each respective period.  Amounts for 2016 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended December 31, 2016.

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$223	$235	$721	$726
Interest expense, net of interest income	25	24	99	90
Net loss (income) attributable to noncontrolling interest	(1)	13	(1)	19
Income tax expense (benefit)	(2)	(2)	1	—
Deferred income tax (expense) benefit	2	2	(2)	1
Equity in earnings of equity method affiliate, net of distributions (1)	—	3	—	(13)
Impairments	(1)	(29)	(9)	(1,134)
Non-cash equity based compensation	(4)	(2)	(13)	(9)
Other non-cash items	(7)	(6)	(14)	5
Changes in operating working capital which (provided) used cash:
Accounts receivable	(29)	(50)	(4)	(15)
Accounts payable	(48)	(53)	40	29
Other, including changes in noncurrent assets and liabilities	23	37	(68)	(43)
EBITDA	$181	$172	$750	$(344)
Add:
Impairments	1	29	9	1,134
Non-cash equity based compensation	4	2	13	9
Distributions from equity method affiliate	3	5	43	42
Other non-cash losses (2)	35	6	96	36
Less:
Other non-cash gains (3)	—	(20)	(10)	(27)
Noncontrolling Interest Share of Adjusted EBITDA	—	(14)	—	(20)
Equity in earnings of equity method affiliate	(6)	(8)	(28)	(29)
Adjusted EBITDA	$218	$172	$873	$801
____________________

1.
Distributions from equity method affiliate includes a $28 million and $34 million return on investment and a $15 million and $8 million return of investment for the years ended December 31, 2016 and 2015, respectively. Equity in earnings of equity method affiliate, net of distributions only includes those distributions representing a return on investment.

2.	Other non-cash losses includes decreases in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets and write-downs of materials and supplies.

3.	Other non-cash gains includes lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory and increases in the fair value of derivatives.

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$25	$24	$99	$90
Add:
Amortization of premium on long-term debt	2	1	6	5
Capitalized interest on expansion capital	—	1	1	10
Less:
Amortization of debt expense	—	(1)	(3)	(3)
Adjusted interest expense	$27	$25	$103	$102

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating Data:
Gathered volumes—TBtu	292	280	1,143	1,148
Gathered volumes—TBtu/d	3.19	3.04	3.13	3.14
Natural gas processed volumes—TBtu	171	161	658	651
Natural gas processed volumes—TBtu/d	1.85	1.75	1.80	1.78
NGLs produced—MBbl/d(1)	80.55	75.18	78.70	73.55
NGLs sold—MBbl/d(1)(2)	78.84	78.82	78.16	75.55
Condensate sold—MBbl/d	4.48	4.52	5.27	5.13
Crude Oil—Gathered volumes—MBbl/d	21.93	23.04	25.00	13.86
Transported volumes—TBtu	436	419	1,788	1,814
Transportation volumes—TBtu/d	4.77	4.55	4.88	4.97
Interstate firm contracted capacity—Bcf/d	7.14	7.01	7.04	7.19
Intrastate average deliveries—TBtu/d	1.71	1.82	1.72	1.84

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Anadarko
Gathered volumes—TBtu/d	1.67	1.57	1.65	1.59
Natural gas processed volumes—TBtu/d	1.52	1.39	1.47	1.38
NGLs produced—MBbl/d(1)	67.16	61.68	65.19	58.51
Arkoma
Gathered volumes—TBtu/d	0.58	0.66	0.62	0.67
Natural gas processed volumes—TBtu/d	0.09	0.09	0.10	0.10
NGLs produced—MBbl/d(1)	4.72	4.70	4.86	4.97
Ark-La-Tex
Gathered volumes—TBtu/d	0.94	0.81	0.86	0.88
Natural gas processed volumes—TBtu/d	0.24	0.27	0.23	0.30
NGLs produced—MBbl/d(1)	8.67	8.80	8.65	10.07
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1.	Excludes condensate.

2.	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.